Exhibit 99.1

Press Release	FOR IMMEDIATE RELEASE
December 1, 2017	Omaha, NE

CONTACT: Craig Allen

800-283-2357

AMERICA FIRST MULTIFAMILY INVESTORS, L.P. ANNOUNCES THE SALE OF RESIDENCES OF DECORDOVA MF PROPERTY

OMAHA, Nebraska -- America First Multifamily Investors, L.P. (NASDAQ:  ATAX) (the “Partnership”) announced today that on November 28, 2017, it sold the Residences of DeCordova (“DeCordova”), a 110-unit property, held in its MF Property portfolio, located in Granbury, Texas for $12.1 million.  ATAX will realize a gross gain of approximately $5.2 million, before income tax expense, direct and indirect expenses to be recognized, in the fourth quarter of 2017.

Construction of DeCordova was completed in November 2008, with ATAX originally investing in its Mortgage Revenue Bond (“MRB”) in May 2007.  On December 31, 2009, only 41% of the initial 76 units available had been leased, at which point, ATAX became actively involved in the property management and analysis of the inherent credit risk of DeCordova.  In July 2012, ATAX completed Phase II, which added an additional 34 units, increasing the total units at DeCordova to 110.

ATAX actively utilized and managed the resources of Burlington Capital’s full service Real Estate Platform (the “Platform”) to transform the demographics and economics of DeCordova.  The Platform consists of property management, construction management and monitoring and marketing.  In February 2011, the General Partner and Limited Partner of DeCordova were removed through foreclosure and the property then became owned by ATAX as a part of its MF Property portfolio.   Prior to the sale of DeCordova, ATAX had increased the physical occupancy to approximately 100% and had transformed its economic performance.

“In 2009, ATAX became concerned about the performance of DeCordova and became actively involved in the property management and other aspects of its operations,” said Chad Daffer, Chief Executive Officer of ATAX.  “The DeCordova transaction represents the third successful sale of three former MRB investments owned by ATAX that were negatively impacted by the credit crisis and ultimately owned by the Partnership as a part of its MF Property portfolio.  Once again, the Unitholders of ATAX benefit from this transaction.”

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing and commercial properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis.  The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Partnership’s Amended and Restated Limited Partnership Agreement, dated September 15, 2015, taking advantage of financing structures available in the securities market, and entering into interest rate risk management instruments.  America First Multifamily Investors, L.P. press releases are available at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2016 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2017.  The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.